Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:

FOR IMMEDIATE RELEASE	Investor Relations
Sharon Latham
402-548-4207
GOVERNMENT PROPERTIES TRUST ANNOUNCES
SECOND QUARTER 2006 FINANCIAL RESULTS
OMAHA, Neb.—August 8, 2006—Government Properties Trust, Inc. (NYSE: GPT), a self-managed, self-administered real estate investment trust, today announced results for the second quarter and six months ended June 30, 2006.
Second Quarter 2006 Accomplishments:
•	Funds From Operations (FFO) improved to $0.16 per share from $0.08 per share;

•	Revenue increased to $11.6 million from $6.3 million;

•	Completed the acquisition of the United States Citizenship And Immigration Services (USCIS) Property in Harlingen, Texas;

•	Gross Value of real estate owned increased to $443.7 million compared to $309.7 million as of June 30, 2005.
Second Quarter 2006 Financial Results:
Funds from operations (FFO) for the three month period ended June 30, 2006 increased to $3.3 million, or $0.16 per diluted share, compared to $1.6 million or $0.08 per diluted share for the three month period ended June 30, 2005.* Net loss for the three month period ended June 30, 2006 was ($0.7) million, or ($0.04) per diluted share compared to a net loss of ($0.7) million, or ($0.03) per diluted share in the same period of the prior year.
Revenue for the three month period ended June 30, 2006 increased 84% to $11.6 million compared with $6.3 million for the same period of the prior year. The improvement in revenue was driven by the acquisition of nine properties in 2005 and 2006 consisting of an additional 1.2 million rentable square feet.
Six Months 2006 Financial Results:
Funds from operations (FFO) for the first six months ended June 30, 2006 increased to $6.1 million, or $0.30 per diluted share, compared to $2.9 million or $0.14 per diluted share for the six months ended June 30, 2005.* Net loss for the six months ended June 30, 2006 was ($1.5) million, or ($0.07) per diluted share compared to a net loss of ($0.8)

million, or ($0.04) per diluted share, for the prior year.
Revenue for the six months ended June 30, 2006 grew approximately 104% to $22.0 million compared with $10.8 million for the six months ended June 30, 2006. As previously discussed, the improvement in revenue was driven by increased property acquisitions over the last year.
Thomas D. Peschio, Government Properties Trust’s President and Chief Executive Officer, commented, “Reaching the level of results we reported today aligns our cashflow with our expected annual dividend payout. As we forecasted, 2006 is the year the Company started to benefit from the solid contributions generated from our diverse portfolio of assets leased primarily to agencies of the federal government.”
Portfolio Overview:
At June 30, 2006, the Company’s portfolio consisted of 21 properties totaling approximately 1.9 million rentable square feet with an aggregate contract purchase price of $434 million. The properties were 98 percent occupied and had a weighted average remaining lease term of approximately 10.3 years. The top-five tenants based on a percentage of total leased square feet were Bureau of Public Debt at 12%, U.S. Army Corps of Engineers at 10%, Internal Revenue Service at 10%, Social Security Administration at 9%, and Citizenship and Immigration at 9%.
Capital Structure:
At June 30, 2006, the Company had $252.5 million of long-term debt outstanding and $35.1 million drawn under our $65 million line of credit. Government Properties had fixed rate mortgage debt at a weighted average interest rate of 5.83% and a weighted average life of 11.5 years. Total debt represented 65% of the historical cost of the Company’s assets and represented 60% of its total enterprise value at the end of June 30, 2006. Fixed rate debt, including variable rate debt hedged by interest rate swaps, amounted to approximately 100% of the Company’s total debt. At June 30, 2006, the Company had 20.7 million shares of common stock outstanding.
Subsequent Event:
The Company, with the assistance of its advisor, continues to evaluate the existing business plan and explore the opportunities, tactical options and strategic alternatives available to the Company to enhance shareholder value.
Mr. Peschio concluded, “While the pace of acquisitions has slowed, as the market adjusts to continuing asset spread compression, we are maintaining our diligent underwriting discipline and our return on investment standards. This, coupled with engaging a financial advisor to determine the best business strategy to maximize value, is intended to benefit the Company in the future.”
2006 Financial Outlook:
The Company is reiterating 2006 FFO per share and earnings per share guidance. This guidance is based solely on properties that the Company owns or has under contract.

Government Properties anticipates FFO per diluted share for 2006 to be in the range of $0.55 to $0.60 and a net loss per share to range from ($0.13) to ($0.18).
Management anticipates adjusted funds from operations (AFFO) for the full year 2006 to be in the range of $0.40 to $0.45 per diluted share.* Fourth quarter 2006 AFFO is anticipated to be approximately $0.13 to $0.15 per share.* Management estimates do not account for any additional expenditures for the Company’s engagement of financial advisors and related professionals to explore its strategic alternatives, as previously announced on May 22, 2006. The amount and timing of these expenses for this work is not known, but will be accounted for when determined.
Government Properties Trust defines AFFO as FFO after adjusting for the effect of straight-lined rents, adding back amortization of deferred financing fees and restricted share compensation expense, deducting mortgage principal amortization payments, and deducting for a capex allowance. Capex is estimated at $0.25 per square foot.
This guidance is provided for informational purposes and is subject to change. The foregoing estimates reflect management’s current view of our current property portfolio including the completion of the previously announced Parkersburg, West Virginia expansion, and the Denver EPA acquisition expected to close in December 2006. The estimates do not include possible future acquisitions. The Company’s actual results could differ materially from the estimates set forth above.

* At the end of this release is a reconciliation of FFO to net loss, the most directly comparable Generally Accepted Accounting Principles (GAAP) measure.
Second Quarter 2006 Conference Call and Webcast:
Thomas D. Peschio, CRE, President and Chief Executive Officer, and Nancy D. Olson, Vice President and Chief Financial Officer, will host a conference call to discuss the results on Tuesday, August 8, 2006, at 5:00 p.m. Eastern Standard Time.
The conference call will be simulcast live on the Internet, and can be accessed by logging onto the Company’s website at www.gptrust.com. To participate in the conference call, please dial (800) 811-0667 or (913) 981-4901 for international callers. If you are unable to participate on the call, a replay will be available through August 15, 2006 at 12:00 midnight Eastern Time by dialing (888) 203-1112 or (719) 457-0820 for international callers, Conference ID #: 7411751, and for a limited time on www.gptrust.com.
Supplemental Quarterly Financial and Operating Data:
Government Properties Trust publishes supplemental quarterly financial and operating data that can be found under the Investor Relations section of the Company’s Web site at www.gptrust.com.

About Government Properties Trust, Inc.:
Government Properties Trust, Inc. invests primarily in single tenant properties under long-term leases to the U.S. government. Government Properties Trust, Inc. is a self-managed, self-administered real estate investment trust, or REIT. The company is located at 13625 California Street, Suite 310, Omaha, NE 68154.
Legal Notices:
Forward-looking information
This press release contains forward-looking statements. These and other forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.
The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including: the pace of our property acquisitions to date has resulted in cash flow that is insufficient to cover dividends at their current level; the closings of our property acquisitions are subject to conditions that may prevent us from acquiring such properties; our use of debt financing could decrease our cash flow and expose us to risk of default under our debt documents; our ability to obtain debt financing could be impaired or delayed due to underwriting restrictions applicable to the type of properties we acquire; because our principal tenant is the U.S. government, our properties may have a higher risk of terrorist attack than similar properties leased to non-governmental tenants; we depend on the U.S. government for most of our revenues, which means that any failure by the U.S. government to perform its obligations or renew its leases upon expiration may harm our cash flow and ability to pay dividends; an increase in the operating costs of our government-leased properties would harm our cash flow and ability to pay dividends; as well as the other risks discussed from time to time in our SEC filings.
All forward-looking statements included in this press release are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements.
For additional information, please visit the Government Properties Trust, Inc. web site at www.gptrust.com.

GOVERNMENT PROPERTIES TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30,	December 31,
	2006	2005
	(unaudited)
ASSETS

Real estate at cost:
Land	$37,665	$32,800
Buildings and improvements	326,311	280,861
Tenant origination costs	78,513	60,405
Real estate under development	773	16,577
Furniture and equipment	475	456

	443,737	391,099
Accumulated depreciation	(20,956)	(13,295)

	422,781	377,804
Cash and cash equivalents	5,227	4,857
Restricted cash escrows	7,303	16,887
Tenant receivables	8,954	6,873
Notes receivable from tenant	569	603
Deferred costs, net	3,956	4,020
Real estate deposits	—	450
Other assets	4,504	1,583

Total assets	$453,294	$413,077

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable and accrued expenses	$7,881	$8,420
Dividends payable	2,336	3,110
Lines of credit	35,080	17,500
Mortgage notes payable	252,480	225,033

Total liabilities	297,777	254,063
Stockholders’ equity:
Common stock ($0.01 par value; 50,000,000 shares authorized, 20,763,136 and 20,721,612 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively)	206	206
Additional paid-in capital	189,733	189,123
Accumulated deficit	(37,896)	(30,916)
Accumulated other comprehensive income	3,474	601

Total stockholders’ equity	155,517	159,014

Total liabilities and stockholders’ equity	$453,294	$413,077

GOVERNMENT PROPERTIES TRUST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue
Rental income	$11,031	$6,141	$20,831	$10,465
Tenant reimbursements	609	132	1,175	312

Total revenue	11,640	6,273	22,006	10,777
Expenses
Property operations	1,892	1,123	3,703	1,978
Real estate taxes	1,012	569	1,938	1,025
Depreciation and amortization	4,020	2,342	7,661	3,665
General and administrative	1,330	1,201	2,639	2,341

Total expenses	8,254	5,235	15,941	9,009

Operating income	3,386	1,038	6,065	1,768
Other income (expense)
Interest income	111	441	233	1,099
Interest expense	(3,996)	(2,133)	(7,399)	(3,471)
Amortization of deferred financing fees	(225)	(58)	(428)	(168)

Net loss	$(724)	$(712)	$(1,529)	$(772)

Earnings per share (basic and diluted)
Net loss	$(0.04)	$(0.03)	$(0.07)	$(0.04)

Distributions declared per share	$0.1125	$0.15	$0.2625	$0.30

Weighted average shares outstanding (basic and diluted)	20,631	20,573	20,617	20,556

Net loss	$(724)	$(712)	$(1,529)	$(772)
Other comprehensive income (loss)
Unrealized derivative gain (loss) on forward-starting interest rate swaps	1,212	(1,368)	2,873	(1,368)

Comprehensive income (loss)	$488	$(2,080)	$1,344	$(2,140)

Non-GAAP Financial Information
This press release contains non-GAAP financial information, including FFO and AFFO. This press release also contains the most directly comparable GAAP information and a GAAP to non-GAAP reconciliation.
We believe FFO and AFFO are useful to investors as an indicator of our ability to service debt and pay cash distributions.
FFO and AFFO, as calculated by us, may not be comparable to FFO and AFFO reported by other companies that do not define these terms exactly as we define them. FFO and AFFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.
GOVERNMENT PROPERTIES TRUST, INC
FUNDS FROM OPERATIONS RECONCILIATION
(unaudited and in thousands, except per share amounts)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net loss	$(724)	$(712)	$(1,529)	$(772)
Adjustments to reconcile to funds from operations:
Real estate depreciation and amortization (a)	4,001	2,334	7,624	3,650

Funds from operations	$3,277	$1,622	$6,095	$2,878

Funds from operations per common share	$0.16	$0.08	$0.30	$0.14

(a)	Excludes depreciation of non-real estate assets of $19,000 and $8,000 for the three months ended June 30, 2006 and 2005, respectively, and $37,000 and $15,000 for the six months ended June 30, 2006 and 2005, respectively.